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                                                                 Exhibit 23.2



                        Consent of Independent Auditors

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated July 21, 1995, with respect to the consolidated financial statements of NOA Holding Company for the year ended May 31, 1995 included in Universal Outdoor Holdings, Inc.'s Current Report on Form 8-K dated July 31, 1997, incorporated by reference in Registration Statement (Form S-3 No. 333-32607), incorporated by reference into this Registration Statement (Form S-3) filed under Rule 462(b) by Universal Outdoor Holdings, Inc. for the registration of 5,500,000 shares of its Common Stock.

                                             /s/ Ernst & Young LLP


Minneapolis, Minnesota
August 14, 1997